Filed Pursuant to Rule 424(b)(1)
File No. 333-133984

PROSPECTUS SUPPLEMENT	(TO PROSPECTUS DATED MAY 16, 2006)

McCormick & Schmick’s Seafood Restaurants, Inc.

2,351,489 Shares

Common Stock

The selling stockholders named in this prospectus supplement are offering shares of our common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “MSSR”. The last reported sale price of our common stock on the Nasdaq National Market on May 17, 2006 was $24.20 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 2 of the accompanying prospectus.

	Per Share	Total
Public offering price	$23.55	$55,377,565.95
Underwriting discounts and commissions	$0.24	$564,357.36
Offering proceeds to the selling stockholders	$23.31	$54,813,208.59

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Wachovia Securities

May 18, 2006

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, which describes the terms of this offering of shares of our common stock by the selling stockholders named in this prospectus supplement, supplements the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of our common stock offered in this offering and may add to, update or change the information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling stockholders have not, and Wachovia Capital Markets, LLC, as underwriter, has not, authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

McCormick & Schmick’s Seafood Restaurants, Inc., our logo and other trademarks mentioned or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

RISK FACTORS

We urge you to carefully consider the risks described beginning on page 2 of the accompanying prospectus, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before investing in our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the selling stockholders named below.

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name	Number	Percent		Number	Percent
Bruckmann, Rosser, Sherrill & Co. II, L.P.(1)	1,176,249	8.3%	1,176,249	—	—
Castle Harlan Partners III, L.P.(2)	1,122,650	7.9%	1,122,650	—	—
Castle Harlan Affiliates III, L.P.	18,762	*	18,762	—	—
Castle Harlan Offshore Partners III, L.P.	18,405	*	18,405	—	—
Branford Castle Holdings, Inc.	7,434	*	7,434	—	—
Frogmore Forum Family Fund LLC	4,273	*	4,273	—	—
Leonard M. Harlan.	3,716	*	3,716	—	—

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	The address for BRS is 126 East 56th Street, New York, New York 10022.
(2)	Not included in the number of shares owned by Castle Harlan Partners III, L.P. (“CHP III”) are shares owned by its affiliates, Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P., Branford Castle Holdings, Inc., and Frogmore Forum Family Fund LLC, all of which may be deemed to be beneficially owned by CHP III. CHP III disclaims beneficial ownership of shares owned by these affiliated entities. Because these entities are listed in the selling stockholder table individually, they are not included in the number of shares shown as beneficially owned by CHP III. If these shares were shown as beneficially owned by CHP III, its aggregate share ownership would be 1,171,524, or 8.3%, before the offering. The address for all of these stockholders is 150 East 58th Street, New York, New York 10155.

UNDERWRITING

The selling stockholders named in this prospectus supplement are offering the shares of common stock described in this prospectus supplement through Wachovia Capital Markets, LLC. We and the selling stockholders have entered into a firm commitment underwriting agreement with Wachovia Capital Markets, LLC. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to Wachovia Capital Markets, LLC and Wachovia Capital Markets, LLC has agreed to purchase from the selling stockholders an aggregate of 2,351,489 shares of common stock.

The underwriting agreement is subject to a number of terms and conditions and provides that Wachovia Capital Markets, LLC must buy all of the shares if it buys any of them. Wachovia Capital Markets, LLC will sell the shares to the public if and when it buys the shares from the selling stockholders.

Wachovia Capital Markets, LLC initially will offer the shares to the public at the price specified on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, Wachovia Capital Markets, LLC may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by Wachovia Capital Markets, LLC; and

•	the right of Wachovia Capital Markets, LLC to reject orders in whole or in part.

Discount and Commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to Wachovia Capital Markets, LLC by the selling stockholders.

Paid by the Selling Stockholders
Per Share	$0.24

Total	$564,357.36

In connection with NASD guidelines, the maximum compensation to Wachovia Capital Markets, LLC in connection with the sale of shares pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the total offering price to the public of the shares as set forth on the cover page of this prospectus supplement. It is anticipated that such maximum compensation will be significantly less than 8% in connection with this offering.

In addition, we estimate that the expenses of the offering, all of which will be paid by the selling stockholders, not including underwriting discounts and commissions, will be approximately $143,881.

Listing. Our common stock is quoted on the Nasdaq National Market under the symbol “MSSR”.

Stabilization. In connection with this offering, Wachovia Capital Markets, LLC may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by Wachovia Capital Markets, LLC of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

A naked short position is more likely to be created if Wachovia Capital Markets, LLC is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent Wachovia Capital Markets, LLC creates a naked short position, it will purchase shares in the open market to cover the position.

Wachovia Capital Markets, LLC also may impose a penalty bid on dealers participating in the offering. This means that Wachovia Capital Markets, LLC may reclaim from the dealers participating in the offering the underwriting discount, commissions and selling concession on shares sold by them and purchased by Wachovia Capital Markets, LLC in stabilizing or short covering transactions.

In addition, one or more selling stockholders may have covered short positions in respect of the shares being sold by them in this offering which will become uncovered as a result of the sale. After the distribution has been completed, they may close out these positions through purchases of the common stock in the open market.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If Wachovia Capital Markets, LLC and the selling stockholders commence the activities, they may discontinue them at any time. Wachovia Capital Markets, LLC and the selling stockholders may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

In connection with this offering, selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market. Passive market making is allowed during the period when the SEC’s rules would otherwise prohibit market activity by Wachovia Capital Markets, LLC and dealers who are participating in this offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock. A passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker’s bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our common stock during the specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. Wachovia Capital Markets, LLC and dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Lock-up Agreements. We and the selling stockholders have entered into lock-up agreements with Wachovia Capital Markets, LLC. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Wachovia Capital Markets, LLC for a period of 30 days from the date of this prospectus. This consent may be given at anytime without public notice. In addition, during this 30-day period, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Wachovia Capital Markets, LLC.

Indemnification. We and the selling stockholders will indemnify Wachovia Capital Markets, LLC against some liabilities, including liabilities under the Securities Act. If we and the selling stockholders are unable to provide this indemnification, we and the selling stockholders will contribute to payments Wachovia Capital Markets, LLC may be required to make in respect of those liabilities.

Selling Restrictions. The shares will be offered for sale in the United States and may, from time to time, be offered in jurisdictions outside the United States, subject to applicable law.

Wachovia Capital Markets, LLC has agreed that it will not offer, sell, or deliver any of the shares, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus, in or from any jurisdiction except under circumstances that will, to the best of the knowledge and belief of Wachovia Capital Markets, LLC, result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.

You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the shares. These taxes and charges are in addition to the per-share price set forth on the cover page of this prospectus supplement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) Wachovia Capital Markets, LLC has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State:

(a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of securities to the public” in relation to any securities in any Relevant Member State means a communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Wachovia Capital Markets, LLC has represented and agreed that:

(a) No deposit taking: (1) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (2) it has not offered or sold and will not offer or sell any shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or whom it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act of 2000 (the “FSMA”) by us.

(b) Financial promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any shares in circumstances in which Section 21(1) of the FSMA does not, or in our case, would not apply to us; and

(c) General compliance: it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Online Offering. A prospectus supplement with the accompanying prospectus in electronic format may be made available on the websites maintained by Wachovia Capital Markets, LLC. Other than the prospectus supplement with the accompanying prospectus in electronic format, the information on any such website, or accessible through any such website, is not part of the prospectus supplement or accompanying prospectus. Shares may be sold by Wachovia Capital Markets, LLC to securities dealers who resell shares to online brokerage account holders.

Conflicts/Affiliates. Wachovia Capital Markets, LLC and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees. Wachovia Capital Markets, LLC also served as an underwriter in connection with our initial public offering in July 2004 and a second public offering in December 2005.

Prospectus

2,351,489 Shares

McCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Common Stock

Selling stockholders of McCormick & Schmick’s Seafood Restaurants, Inc. named in this prospectus may sell shares of our common stock offered by this prospectus.

The selling stockholders may sell shares of our common stock from time to time at market prices, in negotiated transactions or otherwise. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. See “Plan of Distribution” on page 10 for more information on this topic.

Our common stock is quoted on The Nasdaq Stock Market’s National Market under the symbol “MSSR.”

Investing in our common stock involves risks that are described under “ Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2006

McCormick & Schmick’s, our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

We are a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 34 years, we have successfully grown our business to 61 restaurants in 24 states and the District of Columbia by focusing on serving a broad selection of fresh seafood.

Our daily-printed menu typically contains between 85 and 100 made-to-order dishes, including an extensive selection of international, national, regional and local species of seafood. Our signature “Fresh List,” prominently displayed at the top of our daily-printed menu, typically contains 30 to 40 varieties of fresh seafood, based on product availability, price and customer preferences.

Our restaurants are designed to capture the distinctive characteristics of each local market, positioning us to compete successfully in a sector comprised primarily of locally-owned and operated seafood restaurants. We seek to create an inviting atmosphere that allows us to attract a diverse customer base of men and women, primarily ages 30 to 60, typically college-educated and in the middle to upper-middle income brackets. We believe the combination of our restaurant atmosphere, extensive menu offering and broad range of price points appeals to a diverse customer base – from casual diners, families and tourists to business travelers and special occasion diners.

FORWARD-LOOKING STATEMENTS

This prospectus, including incorporated materials, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, that are subject to substantial risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should” or “will” or the negative of these terms or other comparable terminology. The expectations reflected in these forward-looking statements may prove to be incorrect.

Important factors that could cause actual results to differ materially from our expectations include those discussed under “Risk Factors.”

We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below before deciding to invest in our common stock. If any of the circumstances or events in the following risks occur, our business, financial condition, results of operations or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information included and incorporated by reference in this prospectus, including our consolidated financial statements and the related notes.

Restaurant companies have been the target of class-actions and other lawsuits alleging, among other things, violation of federal and state law.

We are subject to a variety of claims arising in the ordinary course of our business brought by or on behalf of our customers or employees, including personal injury claims, contract claims, and employment-related claims. In recent years, a number of restaurant companies have been subject to lawsuits, including class-action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted against us from time to time. Regardless of whether any claims against us are valid or whether we are ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially adversely affect our financial condition or results of operations, and adverse publicity resulting from these allegations may materially adversely affect our business. We may incur substantial damages and expenses resulting from lawsuits, which could have a material adverse effect on our business.

Our ability to expand our restaurant base is influenced by factors beyond our control and therefore we may not be able to achieve our planned growth.

Our growth strategy depends in large part on our ability to open new restaurants and to operate these restaurants profitably. Delays or failures in opening new restaurants could impair our ability to meet our growth objectives. We have in the past experienced delays in restaurant openings and may experience similar delays in the future. Our ability to expand our business successfully will depend upon numerous factors, including:

•	hiring, training and retaining skilled management, chefs and other qualified personnel to open, manage and operate new restaurants;

•	locating and securing a sufficient number of suitable new restaurant sites in new and existing markets on acceptable lease terms;

•	managing the amount of time and construction and development costs associated with the opening of new restaurants;

•	obtaining adequate financing for the construction of new restaurants;

•	securing governmental approvals and permits required to open new restaurants in a timely manner, if at all;

•	successfully promoting our new restaurants and competing in the markets in which our new restaurants are located; and

•	general economic conditions.

Some of these factors are beyond our control. We may not be able to achieve our expansion goals and our new restaurants may not be able to achieve operating results similar to those of our existing restaurants.

Unexpected expenses and low market acceptance could adversely affect the profitability of restaurants that we open in new markets.

Our growth strategy includes opening restaurants in markets where we have little or no operating experience and in which potential customers may not be familiar with our restaurants. The success of these new restaurants may be affected by different competitive conditions, consumer tastes and discretionary spending patterns, and our ability to generate market awareness and acceptance of the McCormick & Schmick’s brand. As a result, we may incur costs related to the opening, operation and promotion of these new restaurants that are greater than those incurred in other areas. Even though we may incur substantial additional costs with these new restaurants, they may attract fewer customers than our more established restaurants in existing markets. Sales at restaurants we open in new markets may take longer to reach our average annual sales, if at all. As a result, the results of operations at our new restaurants may be inferior to those of our existing restaurants. We may not be able to profitably open restaurants in new markets.

Our growth may strain our infrastructure and resources, which could slow our development of new restaurants and adversely affect our ability to manage our existing restaurants.

We opened seven company-owned restaurants in 2005 and we plan to open eight in 2006 and ten in 2007. Our expansion and our future growth may strain our restaurant management systems and resources, financial controls and information systems. Those demands on our infrastructure and resources may also adversely affect our ability to manage our existing restaurants. If we fail to continue to improve our infrastructure or to manage other factors necessary for us to meet our expansion objectives, our operating results could be materially and adversely affected.

Our ability to raise capital in the future may be limited, which could adversely impact our growth.

Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events described in this section may require us to seek additional debt or equity financing. Financing may not be available on acceptable terms and our failure to raise capital when needed could negatively impact our growth and our financial condition and results of operations. Additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve significant cash payment obligations and covenants that restrict our ability to operate our business.

Our operations are susceptible to changes in food availability and costs, which could adversely affect our operating results.

Our profitability depends significantly on our ability to anticipate and react to changes in seafood costs. We rely on local, regional and national suppliers to provide our seafood. Increases in distribution costs or sale prices or failure to perform by these suppliers could cause our food costs to increase. We could also experience significant short-term disruptions in our supply if a significant supplier failed to meet its obligations. The supply of seafood is more volatile than other types of food. The type, variety, quality and price of seafood is subject to factors beyond our control, including weather, governmental regulation, availability and seasonality, each of which may affect our food costs or cause a disruption in our supply. Changes in the price or availability of certain types of seafood could affect our ability to offer a broad menu and price offering to customers and could materially adversely affect our profitability.

Our operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in our stock price.

Our operating results may fluctuate significantly because of several factors, including:

•	our ability to achieve and manage our planned expansion;

•	our ability to achieve market acceptance, particularly in new markets;

•	our ability to raise capital in the future;

•	changes in the availability and costs of food;

•	the loss of key management personnel;

•	the concentration of our restaurants in specific geographic areas;

•	our ability to protect our name and logo and other proprietary information;

•	changes in consumer preferences or discretionary spending;

•	fluctuations in the number of visitors or business travelers to downtown locations;

•	health concerns about seafood or other foods;

•	our ability to attract, motivate and retain qualified employees;

•	increases in labor costs;

•	the impact of federal, state or local government regulations relating to our employees or the sale or preparation of food and the sale of alcoholic beverages;

•	the impact of litigation;

•	the effect of competition in the restaurant industry; and

•	economic trends generally.

Our business also is subject to seasonal fluctuations. Historically, sales in most of our restaurants have been higher during the second and fourth quarter of each year. As a result, our quarterly and annual operating results and restaurant sales may fluctuate significantly as a result of seasonality and the factors discussed above. Accordingly, results for any one fiscal quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales for any particular future period may decrease. Our operating results may also fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

A decline in visitors or business travelers to downtown areas where our restaurants are located could negatively affect our restaurant sales.

Many of our restaurants are located in downtown areas. We depend on both local residents and business travelers to frequent these locations. If the number of visitors to downtown areas declines due to economic or other conditions, changes in consumer preferences, changes in discretionary consumer spending or for other reasons, our revenues could decline significantly and our results of operations could be adversely affected.

If we lose the services of any of our key management personnel our business could suffer.

We depend on the services of our key management personnel, including Saed Mohseni, our chief executive officer, and Douglas L. Schmick, our president. If we lose the services of any members of our senior management or key personnel for any reason, we may be unable to replace them with qualified personnel, which could have a material adverse effect on our business and growth. We do not carry key person life insurance on any of our executive officers.

Many of our restaurants are concentrated in local or regional areas and, as a result, we are sensitive to economic and other trends and developments in these areas.

We operate five restaurants in the Seattle, Washington area, seven in the Portland, Oregon area and 10 in California; our East Coast restaurants are concentrated in and around Washington, D.C. As a result, adverse economic conditions, weather and labor markets in any of these areas could have a material adverse effect on our overall results of operations.

In addition, given our geographic concentrations, negative publicity regarding any of our restaurants in these areas could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, oil spills, terrorist attacks, energy shortages or increases in energy prices, droughts or earthquakes or other natural disasters.

Our success depends on our ability to protect our proprietary information. Failure to protect our trademarks, service marks or trade secrets could adversely affect our business.

Our business prospects depend in part on our ability to develop favorable consumer recognition of the McCormick & Schmick’s name. Although McCormick & Schmick’s, M&S Grill and other of our service marks are federally registered trademarks with the United States Patent and Trademark Office, our trademarks could be imitated in ways that we cannot prevent. In addition, we rely on trade secrets, proprietary know-how, concepts and recipes. Our methods of protecting this information may not be adequate, however, and others could independently develop similar know-how or obtain access to our trade secrets, know-how, concepts and recipes. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of our proprietary know-how, concepts, recipes or trade secrets. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future, and may result in a judgment or monetary damages.

We do not maintain confidentiality and non-competition agreements with all of our executives, key personnel or suppliers. If competitors independently develop or otherwise obtain access to our know-how, concepts, recipes or trade secrets, the appeal of our restaurants could be reduced and our business could be harmed.

Our insurance policies may not provide adequate levels of coverage against all claims.

We believe we maintain insurance coverage that is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. These losses, if they occur, could have a material and adverse effect on our business and results of operations.

Expanding our restaurant base by opening new restaurants in existing markets could reduce the business of our existing restaurants.

Our growth strategy includes opening restaurants in markets in which we already have existing restaurants. We may be unable to attract enough customers to the new restaurants for them to operate at a profit. Even if we are able to attract enough customers to the new restaurants to operate them at a profit, those customers may be former customers of one of our existing restaurants in that market and the opening of new restaurants in the existing market could reduce the revenue of our existing restaurants in that market.

We may not be able to successfully integrate into our business the operations of restaurants that we acquire, which may adversely affect our business, financial condition and results of operations.

We may seek to selectively acquire existing restaurants and integrate them into our business operations. Achieving the expected benefits of any restaurants that we acquire will depend in large part on our ability to successfully integrate the operations of the acquired restaurants and personnel in a timely and efficient manner. The risks involved in such restaurant acquisitions and integration include:

•	challenges and costs associated with the acquisition and integration of restaurant operations located in markets where we have limited or no experience;

•	possible disruption to our business as a result of the diversion of management’s attention from its normal operational responsibilities and duties; and

•	consolidation of the corporate, information technology, accounting and administrative infrastructure and resources of the acquired restaurants into our business.

Future acquisitions of existing restaurants, which may be accomplished through a cash purchase transaction or the issuance of our equity securities, or a combination of both, could result in dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

We may be unable to successfully integrate the operations, or realize the anticipated benefits, of any restaurant that we acquire. If we cannot overcome the challenges and risks that we face in integrating the operations of newly acquired restaurants, our business, financial condition and results of operations could be adversely affected.

Negative publicity concerning food quality, health and other issues and costs or liabilities resulting from litigation may have a material adverse effect on our results of operations.

We are sometimes the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. Litigation or adverse publicity resulting from these allegations may materially and adversely affect us or our restaurants, regardless of whether the allegations are valid or whether we are liable. Further, these claims may divert our financial and management resources from revenue-generating activities and business operations.

Health concerns relating to the consumption of seafood or other foods could affect consumer preferences and could negatively impact our results of operations.

We may lose customers based on health concerns about the consumption of seafood or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning the accumulation of mercury or other carcinogens in seafood, e-coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings about food products served by us or other health concerns or operating issues stemming from one of our restaurants. In addition, our operational controls and training may not be fully effective in preventing all food-borne illnesses. Some food-borne illness incidents could be caused by food suppliers and transporters and would be outside of our control. Any negative publicity, health concerns or specific outbreaks of food-borne illnesses attributed to one or more of our restaurants, or the perception of an outbreak, could result in a decrease in guest traffic to our restaurants and could have a material adverse effect on our business.

Changes in consumer preferences or discretionary consumer spending could negatively impact our results of operations.

The restaurant industry is characterized by the introduction of new concepts and is subject to rapidly changing consumer preferences, tastes and purchasing habits. Our continued success depends in part upon the popularity of seafood and the style of dining we offer. Shifts in consumer preferences away from this cuisine or dining style could materially and adversely affect our operating results. Our success will depend in part on our ability to anticipate and respond to changing consumer preferences, tastes and purchasing habits, and to other factors affecting the restaurant industry, including new market entrants and demographic changes. If we change our concept and menu to respond to changes in consumer tastes or dining patterns, we may lose customers who do not like the new concept or menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make the restaurant profitable. Our success also depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could harm our results of operations.

Labor shortages or increases in labor costs could slow our growth or harm our business.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including regional operational managers and regional chefs, restaurant general managers and executive chefs, necessary to continue our operations and keep pace with our growth. Qualified individuals are in short supply and competition for these employees is intense. If we are unable to recruit and retain sufficient qualified individuals, our business and our growth could be adversely affected. Additionally, competition for qualified employees could require us to pay higher wages, which could result in higher labor costs. If our labor costs increase, our results of operations will be negatively affected.

We may incur costs or liabilities and lose revenue, and our growth strategy may be adversely impacted, as a result of government regulation.

Our restaurants are subject to various federal, state and local government regulations, including those relating to employees, the preparation and sale of food and the sale of alcoholic beverages. These regulations affect our restaurant operations and our ability to open new restaurants.

Each of our restaurants must obtain licenses from regulatory authorities to sell liquor, beer and wine, and each restaurant must obtain a food service license from local health authorities. Each liquor license must be renewed annually and may be revoked at any time for cause, including violation by us or our employees of any laws and regulations relating to the minimum drinking age, advertising, wholesale purchasing and inventory control. In California, where we operate 10 restaurants, the number of alcoholic beverage licenses available is limited and licenses are traded at market prices.

The failure to maintain our food and liquor licenses and other required licenses, permits and approvals could adversely affect our operating results. Difficulties or failure in obtaining the required licenses and approvals could delay or result in our decision to cancel the opening of new restaurants.

We are subject to “dram shop” statutes in some states. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. A judgment substantially in excess of our insurance coverage could harm our operating results and financial condition.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates, and citizenship requirements. Additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, increased tax reporting and tax payment requirements for employees who receive gratuities or a reduction in the number of states that allow tips to be credited toward minimum wage requirements could harm our operating results and financial condition.

The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

Our operations and profitability are susceptible to the effects of violence, war and economic trends.

Terrorist attacks and other acts of violence or war and U.S. military reactions to such attacks may negatively affect our operations and an investment in our shares of common stock. The terrorist attacks in New York and Washington, D.C. on September 11, 2001 led to a temporary interruption in deliveries from some of our suppliers and, we believe, contributed to the decline in average annual comparable restaurant sales in 2001 and 2002.

Future acts of violence or war could cause a decrease in travel and in consumer confidence, decrease consumer spending, result in increased volatility in the United States and worldwide financial markets and economy, or result in an economic recession in the United States or abroad. They could also impact consumer leisure habits, for example, by increasing time spent watching television news programs at home, and may reduce the number of times consumers dine out, which could adversely impact our revenue. Any of these occurrences could harm our business, financial condition or results of operations, and may result in the volatility of the market price for our securities and on the future price of our securities.

Terrorist attacks could also directly impact our physical facilities or those of our suppliers, and attacks or armed conflicts may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our revenues.

We may not be able to compete successfully with other restaurants, which could adversely affect our results of operations.

The restaurant industry is intensely competitive with respect to price, service, location, food quality, ambiance and the overall dining experience. Our competitors include a large and diverse group of restaurant chains and individual restaurants that range from independent local operators to well capitalized national restaurant companies. Some of our competitors have been in existence for a substantially longer period than we have and may be better established in the markets where our restaurants are or may be located. Some of our competitors may have substantially greater financial, marketing and other resources than we do. If our restaurants are unable to compete successfully with other restaurants in new and existing markets, our results of operations will be adversely affected. We also compete with other restaurants for experienced management personnel and hourly employees, and with other restaurants and retail establishments for quality restaurant sites.

Our stock price may be volatile, and you may not be able to resell your shares at or above the price you pay for them.

The stock market has experienced significant price and volume fluctuations. Our common stock has traded at a price lower than $12.00, the price at which our shares of common stock were sold in our initial public offering. The market price for our shares may continue to fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

•	quarterly variations in our operating results;

•	changes in financial estimates by securities analysts;

•	additions or departures of our key personnel; and

•	sales of shares of our common stock in the public markets.

Fluctuations or decreases in the trading price of our common stock may adversely affect your ability to sell your shares. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management’s attention and resources that would otherwise be used to benefit the future performance of our operations.

USE OF PROCEEDS

We will not receive any proceeds from the shares sold by the selling stockholders in this offering.

SELLING STOCKHOLDERS

The following table sets forth information regarding the selling stockholders. Two of our directors, Justin Wender and David B. Pittaway, are affiliates of Castle Harlan, Inc. (“CHP”), which is affiliated with Castle Harlan Partners III, L.P., Castle Harlan Affiliates III, L.P., Castle Harlan Offshore Partners III, L.P., Frogmore Forum Family Fund LLC and Branford Castle Holdings, Inc. Two of our directors, Harold O. Rosser and J. Rice Edmonds, are affiliates of Bruckmann, Rosser Sherrill & Co., Inc. (“BRS”), an affiliate of Bruckmann, Rosser, Sherrill & Co. II, L.P. Prior to July 2004, the Company paid annual management fees of $1.1 million to each of BRS and CHP. The management fee agreements were terminated in consideration of a $1.1 million payment to each of BRS and CHP in connection with our initial public offering in July 2004.

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name	Number	Percent		Number	Percent
Bruckmann, Rosser, Sherrill & Co. II, L.P. (1)	1,176,249	8.3%	1,176,249	—	—
Castle Harlan Partners III, L.P. (2)	1,122,650	7.9%	1,122,650	—	—
Castle Harlan Affiliates III, L.P.	18,762	*	18,762	—	—
Castle Harlan Offshore Partners III, L.P.	18,405	*	18,405	—	—
Branford Castle Holdings, Inc.	7,434	*	7,434	—	—
Frogmore Forum Family Fund LLC	4,273	*	4,273	—	—
Leonard M. Harlan.	3,716	*	3,716	—	—

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	The address for BRS is 126 East 56th Street, New York, New York 10022.
(2)	Not included in the number of shares owned by Castle Harlan Partners III, L.P. (“CHP III”) are shares owned by its affiliates, Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P., Branford Castle Holdings, Inc., and Frogmore Forum Family Fund LLC, all of which may be deemed to be beneficially owned by CHP III. CHP III disclaims beneficial ownership of shares owned by these affiliated entities. Because these entities are listed in the selling stockholder table individually, they are not included in the number of shares shown as beneficially owned by CHP III. If these shares were shown as beneficially owned by CHP III, its aggregate share ownership would be 1,171,524, or 8.3%, before the offering. The address for all of these stockholders is 150 East 58th Street, New York, New York 10155.

PLAN OF DISTRIBUTION

We are registering shares of common stock on behalf of the selling stockholders and we anticipate keeping this registration statement effective for a period of up to two years from its effective date. “Selling stockholders” includes donees, pledges, transferees or successors-in-interest selling securities received from a named selling stockholder as a gift, pledge or other non-sale related transfer after the date of this prospectus. All costs, expenses and fees, including brokerage commissions and similar selling expense, if any, in connection with the registration of the shares of common stock offered by this prospectus and the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, including block transactions

•	on the NASDAQ National Market System;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call options transactions relating to the shares; and,

•	through short sales of shares,

or a combination of these methods of sale or through any lawful manner, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The selling stockholders may sell shares directly to purchasers or to or through underwriters or broker-dealers, who may act as agents or principals. The underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom the underwriters or broker-dealers may act as agents or to whom they sell as principal, or both. The amount and form of compensation for these services will be determined by the selling stockholders and the purchaser or purchasers, and may be in excess of customary commissions.

The selling stockholders and any underwriters or broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by these underwriters or broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any underwriter, agent, or broker-dealer that participates in transactions involving sales of the shares against specified liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market System pursuant to Rule 153 under the Securities Act. The Company has informed the selling stockholders that the anti-manipulative provisions of Regulation M of the Exchange Act may apply to their sales in the market.

In addition to selling their shares under this prospectus, the selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

If the selling stockholders notify us of any material arrangement entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act, disclosing

•	the name of each such selling stockholder and of the participating underwriter or broker-dealer;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the underwriter or, broker-dealer; and

•	other facts material to the transaction.

In addition, if we are notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Stoel Rives LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION—

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We have filed with the SEC a registration statement under the Securities Act for the common stock offered by this prospectus. For further information, you should refer to the registration statement and its exhibits. You can inspect and copy our reports, proxy statements, the registration statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet website at www.sec.gov where you can obtain some of our SEC filings. In addition, we post the reports we file with the SEC and other information on our website at www.mccormickandschmicks.com. The information on our website is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2005.

•	Quarterly Report on Form 10-Q for the period ended April 1, 2006.

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2006.

•	The description of our common stock contained in our registration statements under the Exchange Act, including any amendment or report updating the description.

In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13, 14 or 15(d) of the Exchange Act until the termination of this offering. We refer to these documents, and the documents listed above, in this prospectus as “incorporated documents.” The documents listed above or later filed by us under Section 13 or 14 of the Exchange Act before the filing of our Annual Report on Form 10-K for the current fiscal year with the SEC will not be considered incorporated documents or be incorporated by reference in this prospectus or be a part of this prospectus from and after filing of that Annual Report on Form 10-K. You should consider all incorporated documents a part of this prospectus.

You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

McCormick & Schmick’s Seafood Restaurants, Inc.

Attention: Emanuel N. Hilario

720 SW Washington Street, Suite 550

Portland, Oregon 97205

Telephone: (503) 226-3440

2,351,489 Shares

Common Stock

McCormick & Schmick’s Seafood Restaurants, Inc.

PROSPECTUS SUPPLEMENT

May 18, 2006

Wachovia Securities